Exhibit 5.1

March 21, 2013

Memorial Production Partners LP

1301 McKinney, Suite 2100

Houston, Texas 77010

Re:	Memorial Production Partners LP
Registration Statement on Form S-3
(File No. 333-187055)

Ladies and Gentlemen:

We have acted as special counsel to Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-187055) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Partnership of up to 9,775,000 common units (including up to 1,275,000 common units subject to the Underwriters’ (as defined below) overallotment option) representing limited partner interests in the Partnership (the “Units”), pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated March 20, 2013 between the Partnership, Memorial Production Partners GP LLC and Memorial Production Operating LLC and RBC Capital Markets, LLC, Merrill Lynch, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Raymond James & Associates, Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such partnership records of the Partnership and other certificates and documents of officials of the Partnership or its general partner, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that, upon sale and delivery, the certificates for the Units will conform to the specimen thereof included as an exhibit to the partnership agreement of the Partnership filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the common units of the Partnership or, if uncertificated, valid book-entry notations for the issuance of the Units in uncertificated form will have been duly made in the register of common units of the Partnership. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the general partner of the Partnership, all of which we assume to be true, correct and complete.

Memorial Production Partners LP

March 21, 2013

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined in accordance with the partnership agreement of the Partnership by the Board of Directors of the general partner of the Partnership or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Units will have been duly authorized and validly issued, and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the Revised Uniform Limited Partnership Act of the State of Delaware (the “Delaware LP Act”). As used herein, the term “Delaware LP Act” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Partnership or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Partnership with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Preliminary Prospectus Supplement, dated March 19, 2013 and the Final Prospectus Supplement, dated March 20, 2013, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.